Exhibit 99.1

NCS Multistage Holdings, Inc. 19350 State Highway 249, Suite 600 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. ANNOUNCES Fourth QUARTER AND FULL YEAR 2024 RESULTS

Fourth Quarter Results

●	Total revenues of $45.0 million, a 28% year-over-year improvement
●	Net income of $3.5 million and earnings per diluted share of $1.32, an improvement to the prior year period after adjusting for the non-cash benefit of legal settlement from one year ago
●	Adjusted EBITDA of $8.2 million, compared to $2.5 million in the fourth quarter of 2023
●	$25.9 million in cash and $8.1 million in debt as of December 31, 2024

Full Year Results

●	Total revenues of $162.6 million, a 14% improvement over 2023
●	Gross margin improved to 40% from 37% in 2023; Adjusted gross margin improved to 41% from 39% in 2023
●	Net income of $6.6 million and earnings per diluted share of $2.55, an improvement to the net loss of $(3.2) million and loss per share of $(1.27) in 2023
●	Adjusted EBITDA of $22.3 million, compared to $11.9 million in 2023
●

Cash flows from operating activities of $12.7 million, an increase of $7.9 million compared to 2023; Free cash flow after distributions to non-controlling interest of $9.9 million, an increase of $7.3 million compared to 2023

HOUSTON, March 10, 2025 – NCS Multistage Holdings, Inc. (Nasdaq: NCSM) (the “Company,” “NCS,” “we” or “us”), a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completions and field development strategies, today announced its results for the quarter and year ended December 31, 2024.

Review and Outlook

NCS’s Chief Executive Officer, Ryan Hummer commented, “2024 was an important year for NCS, as we began to truly deliver on our core strategies to build upon our leading market positions, capitalize on international and offshore opportunities and commercialize innovative solutions to complex customer challenges.

Our success in this challenging market reflects the value that we bring to our customers across our product and service portfolio. By delivering on our core strategies, we are providing extraordinary outcomes to our customers, driving innovation in the industry and creating value for our shareholders.

I’m very proud of what our team accomplished in 2024. Our full year revenue of $162.6 million increased by over $20 million, or 14%, as compared to 2023 with year-over-year growth in Canada, the United States and international markets. We achieved record international revenues of $16.5 million for the full-year 2024, reaching 10% of total revenue, up from 5% last year. This success reflects our multi-year strategy to expand our North Sea customer base and establish our presence in strategic Middle East markets.

We demonstrated improved operating leverage through higher gross margins and a consistent focus on managing operating expenses. As a result, our 2024 Adjusted EBITDA of $22.3 million increased by over 85% from 2023 with our Adjusted EBITDA margin improving to 14% in 2024. This improved operating performance resulted in net income attributable to NCS shareholders of $6.6 million, or $2.55 per diluted share.

With a strong close to 2024, our full-year free cash flow after distributions to non-controlling interest reached $9.9 million in 2024, an increase of $7.3 million compared to 2023. Our resulting net cash position of $17.7 million as of December 31, 2024, increased $9.2 million compared to December 31, 2023, further enhancing our strong balance sheet and financial flexibility.

Looking ahead to 2025, industry forecasts and announced capital budgets from E&P companies indicate varying regional trends in drilling and completion activity. In Canada, we anticipate activity levels to remain stable or increase marginally compared to 2024, while the U.S. market is expected to experience a modest decline in activity. While overall industry spending in international markets may be relatively flat, certain markets that NCS participates in, including the North Sea, the Middle East and Argentina, could experience increases in activity and spending.

We expect our revenue to outperform underlying industry growth in each of Canada, the United States and international markets in 2025 when measured in local currencies. As our Canadian business represents over 60% of our consolidated revenue, we would expect our reported revenue and gross margins in 2025 to be negatively impacted if the recent strengthening of the U.S. dollar relative to the Canadian dollar continues throughout the year. In addition, we continue to monitor evolving U.S. and reciprocal trade actions, including the imposition of new or increased tariffs.

I am excited for 2025 as we build upon the meaningful progress made during 2024. I want to express my continued thanks to our team at NCS and Repeat Precision. Our achievements and the opportunities in front of us are reflective of the talent, effort and dedication of our outstanding teams.”

Financial Review

Fourth Quarter 2024 Financial Results

Total revenues were $45.0 million for the quarter ended December 31, 2024, an increase of 28% compared to the fourth quarter of 2023. This growth was primarily driven by increases in international and Canadian product sales and services revenues in addition to higher U.S. product sales. International revenues increased significantly, led by tracer diagnostics projects and AirLock systems in the Middle East along with frac systems sales in the North Sea. Canadian operations exceeded the same period of the prior year due to robust activity levels extending through the holiday season more so than 2023.

Sequentially, total revenues increased by 2%, with international revenues higher by 11% and Canadian revenues higher by 3% due to continued robust activity levels. U.S. revenues decreased by 4%, reflecting typical fourth-quarter declines as customers reduced operations for the winter holidays.

Gross profit was $18.7 million, or a gross margin of 42%, for the fourth quarter of 2024, compared to $12.3 million, or 35%, for the fourth quarter of 2023. Gross margin for 2024 improved due to an increase in higher-margin international work in both the Middle East and North Sea, as well as higher revenues earned in the United States and Canada, with some operating efficiencies realized, including benefits from operational restructurings enacted in 2023. Adjusted gross profit, which we define as total revenues less total cost of sales, exclusive of depreciation and amortization (“DD&A”), was $19.4 million, or an adjusted gross margin of 43%, for the fourth quarter of 2024, compared to $12.9 million, or 37%, for the fourth quarter of 2023.

Selling, general and administrative (“SG&A”) expenses totaled $15.0 million, compared to $13.2 million one year ago. This increase in expense primarily reflects a higher annual incentive bonus accrual year-over-year as well as increased share-based compensation expense associated with our cash settled awards, for which we recognize expense as the price of our common stock changes, partially offset by cost-savings from the 2023 restructuring efforts and reduced research and development expenses.

Other income was $2.4 million for the fourth quarter of 2024 compared to $0.4 million for the fourth quarter of 2023. Of this increase, $1.7 million relates to royalty income, including $1.1 million of quarter-end accruals not reflected in the corresponding period in 2023. In addition, we recorded a gain on the sale of fixed assets in 2024 of $0.1 million compared to a loss of $0.7 million for the fourth quarter of 2023. The increase in other income was partially offset by a decrease in the benefit associated with our technical services and assistance agreement with our local partner in Oman.

Net income was $3.5 million, or $1.32 per diluted share, for the quarter ended December 31, 2024, compared to net income of $39.6 million, or $15.80 per diluted share for the quarter ended December 31, 2023. During the fourth quarter of 2023, we reversed a previously recorded $40.8 million provision for litigation, net of recoveries, associated with a legal matter in Texas that was settled by us, our insurance company and the plaintiff, resulting in no cash payments by NCS. Our adjusted net income for the fourth quarter of 2024 was $6.0 million, or $2.27 per diluted share, compared to adjusted net loss of $(0.9) million, or $(0.36) per share in 2023, which excludes the reversal of the litigation provision, net of recoveries, noted above.

Adjusted EBITDA was $8.2 million for the quarter ended December 31, 2024, an increase of $5.7 million compared to the same period a year ago. This improvement is primarily the result of an increase in revenue, including higher-margin international projects, and increased royalty income, partially offset by higher SG&A expenses. Our resulting Adjusted EBITDA margin was 18% for the quarter ended December 31, 2024, compared to 7% for the same period a year ago.

Full Year 2024 Financial Results

For the year ended December 31, 2024, total revenues were $162.6 million, an increase of $20.1 million, or 14% compared to the year ended December 31, 2023. Revenue growth was driven by increases in international and Canadian product sales and services revenues in addition to higher U.S. product sales. The gains were partially offset by lower U.S. services revenues. Gross profit was $64.8 million, or a gross margin of 40%, for the year ended December 31, 2024, compared to $53.4 million, or 37%, in 2023. Adjusted gross profit was $67.5 million, or an Adjusted gross margin of 41%, for the full year 2024, compared to $55.6 million, or 39%, in 2023.

SG&A expenses totaled $57.8 million, compared to $56.5 million one year ago. This increase in expense reflects a higher annual incentive bonus accrual, partially offset by cost-savings from the 2023 restructuring efforts. Other income was $7.3 million in 2024 compared to $4.1 million one year ago, a majority of the increase relates to higher royalty income.

Net income was $6.6 million for the year ended December 31, 2024 compared to a net loss of $(3.2) million for the year ended December 31, 2023. Adjusted net income was $9.3 million for the year ended December 31, 2024 compared to adjusted net loss of $(1.3) million for the year ended December 31, 2023. Adjusted EBITDA was $22.3 million for the year ended December 31, 2024, an increase of $10.4 million, compared to 2023.

Cash flows from operating activities for the year ended December 31, 2024 was $12.7 million, a $7.9 million improvement compared to $4.8 million for the year ended December 31, 2023. Free cash flow after distributions to non-controlling interest for 2024 was $9.9 million compared to $2.6 million for 2023. The overall increase in free cash flow was largely attributed to our operating results, change in working capital, and a reduction in net investment in property and equipment, partially offset by an increase in distributions to our non-controlling interest.

Liquidity and Capital Expenditures

As of December 31, 2024, NCS had $25.9 million in cash and $8.1 million in total debt, and a borrowing base of $20.1 million under the undrawn asset-based revolving credit facility (“ABL Facility”).

Our working capital, defined as current assets minus current liabilities, was $80.2 million and $71.2 million as of December 31, 2024 and 2023, respectively. Net working capital, calculated as working capital, less cash and excluding the current maturities of long-term debt, was $56.4 million and $56.3 million as of December 31, 2024 and 2023, respectively.

NCS incurred capital expenditures, net of proceeds from the sale of property and equipment, of $0.8 million and $1.7 million for the years ended December 31, 2024 and 2023, respectively.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net Income (Loss), Adjusted Earnings (Loss) per Diluted Share, Adjusted Gross Profit, Adjusted Gross Margin, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and Net Working Capital are non-GAAP financial measures. For an explanation of these measures and a reconciliation, refer to “Non-GAAP Financial Measures” below.

Conference Call

The Company will host a conference call to discuss its fourth quarter and full year 2024 results and updated guidance on Tuesday, March 11, 2025 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). The conference call will be available via a live audio webcast. Participants who wish to ask questions may register for the call here to receive the dial-in numbers and unique PIN. If you wish to join the conference call but do not plan to ask questions, you may join the listen-only webcast here. The live webcast can also be accessed by visiting the Investors section of the Company’s website at ir.ncsmultistage.com. It is recommended that participants join at least 10 minutes prior to the event start.

The replay will be available in the Investors section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About NCS Multistage Holdings, Inc.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completions and field development strategies. NCS provides products and services primarily to exploration and production companies for use in onshore and offshore wells, predominantly wells that have been drilled with horizontal laterals in both unconventional and conventional oil and natural gas formations. NCS’s products and services are utilized in oil and natural gas basins throughout North America and in selected international markets, including the North Sea, the Middle East, Argentina and China. NCS’s common stock is traded on the Nasdaq Capital Market under the symbol “NCSM.” Additional information is available on the website, www.ncsmultistage.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: declines in the level of oil and natural gas exploration and production activity in Canada, the United States and internationally; oil and natural gas price fluctuations; significant competition for our products and services that results in pricing pressures, reduced sales, or reduced market share; inability to successfully implement our strategy of increasing sales of products and services into the U.S. and international markets; loss of significant customers; losses and liabilities from uninsured or underinsured business activities and litigation; change in trade policy, including the impact of tariffs; our failure to identify and consummate potential acquisitions; the financial health of our customers including their ability to pay for products or services provided; our inability to integrate or realize the expected benefits from acquisitions; our inability to achieve suitable price increases to offset the impacts of cost inflation; loss of any of our key suppliers or significant disruptions negatively impacting our supply chain; risks in attracting and retaining qualified employees and key personnel; risks resulting from the operations of our joint venture arrangement; currency exchange rate fluctuations; impact of severe weather conditions; our inability to accurately predict customer demand, which may result in us holding excess or obsolete inventory; failure to comply with or changes to federal, state and local and non-U.S. laws and other regulations, including anti-corruption and environmental regulations, guidelines and regulations for the use of explosives; impairment in the carrying value of long-lived assets including goodwill; system interruptions or failures, including complications with our enterprise resource planning system, cybersecurity breaches, identity theft or other disruptions that could compromise our information; our inability to successfully develop and implement new technologies, products and services that align with the needs of our customers, including addressing the shift to more non-traditional energy markets as part of the energy transition and the adoption of artificial intelligence and machine learning; our inability to protect and maintain critical intellectual property assets, the inability to protect our current royalty income, or the losses and liabilities from adverse decisions in intellectual property disputes; loss of, or interruption to, our information and computer systems; our failure to establish and maintain effective internal control over financial reporting; restrictions on the availability of our customers to obtain water essential to the drilling and hydraulic fracturing processes; changes in legislation or regulation governing the oil and natural gas industry, including restrictions on emissions of greenhouse gases; our inability to meet regulatory requirements for use of certain chemicals by our tracer diagnostics business; the reduction in our ABL Facility borrowing base or our inability to comply with the covenants in our debt agreements; and our inability to obtain sufficient liquidity on reasonable terms, or at all and other factors discussed or referenced in our filings made from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

Mike Morrison

Chief Financial Officer and Treasurer

(281) 453-2222

IR@ncsmultistage.com

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Product sales	$30,591	$24,298	$113,046	$100,447
Services	14,412	10,949	49,511	42,024
Total revenues	45,003	35,247	162,557	142,471
Cost of sales
Cost of product sales, exclusive of depreciation and amortization expense shown below	19,137	16,297	70,446	64,242
Cost of services, exclusive of depreciation and amortization expense shown below	6,479	6,062	24,650	22,626
Total cost of sales, exclusive of depreciation and amortization expense shown below	25,616	22,359	95,096	86,868
Selling, general and administrative expenses	15,031	13,221	57,820	56,518
Depreciation	1,205	1,055	4,600	3,947
Amortization	214	167	716	669
Income (loss) from operations	2,937	(1,555)	4,325	(5,531)
Other income (expense)
Interest expense, net	(91)	(139)	(414)	(586)
Provision for litigation, net of recoveries	—	40,696	—	(1,802)
Other income, net	2,443	361	7,306	4,114
Foreign currency exchange (loss) gain	(2,175)	541	(2,963)	462
Total other income	177	41,459	3,929	2,188
Income (loss) before income tax	3,114	39,904	8,254	(3,343)
Income tax (benefit) expense	(606)	55	116	(232)
Net income (loss)	3,720	39,849	8,138	(3,111)
Net income attributable to non-controlling interest	249	210	1,545	42
Net income (loss) attributable to NCS Multistage Holdings, Inc.	$3,471	$39,639	$6,593	$(3,153)
Earnings (loss) per common share
Basic earnings (loss) per common share attributable to NCS Multistage Holdings, Inc.	$1.36	$15.96	$2.60	$(1.27)
Diluted earnings (loss) per common share attributable to NCS Multistage Holdings, Inc.	$1.32	$15.80	$2.55	$(1.27)
Weighted average common shares outstanding
Basic	2,551	2,484	2,539	2,473
Diluted	2,628	2,509	2,590	2,473

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,	December 31,
	2024	2023
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$25,880	$16,720
Accounts receivable—trade, net	31,513	23,981
Inventories, net	40,971	41,612
Prepaid expenses and other current assets	2,063	1,862
Other current receivables	5,143	4,042
Insurance receivable	—	15,000
Total current assets	105,570	103,217
Noncurrent assets
Property and equipment, net	21,283	23,336
Goodwill	15,222	15,222
Identifiable intangibles, net	3,690	4,407
Operating lease assets	5,911	4,847
Deposits and other assets	712	937
Deferred income taxes, net	424	66
Total noncurrent assets	47,242	48,815
Total assets	$152,812	$152,032
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable—trade	$8,970	$6,227
Accrued expenses	8,351	3,702
Income taxes payable	683	364
Operating lease liabilities	1,602	1,583
Accrual for legal contingencies	—	15,000
Current maturities of long-term debt	2,141	1,812
Other current liabilities	3,672	3,370
Total current liabilities	25,419	32,058
Noncurrent liabilities
Long-term debt, less current maturities	6,001	6,344
Operating lease liabilities, long-term	4,891	3,775
Other long-term liabilities	206	213
Deferred income taxes, net	186	249
Total noncurrent liabilities	11,284	10,581
Total liabilities	36,703	42,639
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding at December 31, 2024 and December 31, 2023	—	—
Common stock, $0.01 par value, 11,250,000 shares authorized, 2,563,979 shares issued and 2,507,430 shares outstanding at December 31, 2024 and 2,482,796 shares issued and 2,443,744 shares outstanding at December 31, 2023	26	25
Additional paid-in capital	447,384	444,638
Accumulated other comprehensive loss	(87,604)	(85,752)
Retained deficit	(259,024)	(265,617)
Treasury stock, at cost; 56,549 shares at December 31, 2024 and 39,052 shares at December 31, 2023	(1,943)	(1,676)
Total stockholders’ equity	98,839	91,618
Non-controlling interest	17,270	17,775
Total equity	116,109	109,393
Total liabilities and stockholders' equity	$152,812	$152,032

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2024	2023
	(Unaudited)
Cash flows from operating activities
Net income (loss)	$8,138	$(3,111)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,316	4,616
Amortization of deferred loan cost	208	204
Share-based compensation	5,213	5,365
Provision for inventory obsolescence	1,136	1,235
Deferred income tax (benefit) expense	(380)	152
(Gain) loss on sale of property and equipment	(506)	258
Provision for credit losses	41	162
Net foreign currency unrealized loss (gain)	2,365	(485)
Proceeds from note receivable	61	546
Changes in operating assets and liabilities:
Accounts receivable—trade	(9,154)	3,856
Inventories, net	(2,806)	(5,763)
Prepaid expenses and other assets	(1,087)	2,563
Accounts payable—trade	2,706	(1,203)
Accrued expenses	4,841	(649)
Other liabilities	(3,401)	(2,763)
Income taxes receivable/payable	34	(209)
Net cash provided by operating activities	12,725	4,774
Cash flows from investing activities
Purchases of property and equipment	(1,309)	(1,882)
Purchase and development of software and technology	(70)	(310)
Proceeds from sales of property and equipment	592	509
Proceeds from company-owned life insurance policy	1,266	—
Net cash provided by (used in) investing activities	479	(1,683)
Cash flows from financing activities
Payments on finance leases	(1,952)	(1,598)
Line of credit borrowings	3,062	11,702
Payments of line of credit borrowings	(3,062)	(11,758)
Treasury shares withheld	(267)	(287)
Distribution to non-controlling interest	(2,050)	(500)
Net cash used in financing activities	(4,269)	(2,441)
Effect of exchange rate changes on cash and cash equivalents	225	(164)
Net change in cash and cash equivalents	9,160	486
Cash and cash equivalents beginning of period	16,720	16,234
Cash and cash equivalents end of period	$25,880	$16,720
Noncash investing and financing activities
Assets obtained in exchange for new finance lease liabilities	2,263	1,972
Assets obtained in exchange for new operating lease liabilities	3,056	1,780

NCS MULTISTAGE HOLDINGS, INC.

REVENUES BY GEOGRAPHIC AREA

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
United States
Product sales	$8,276	$6,411	$34,082	$26,613
Services	2,440	2,695	9,570	11,206
Total United States	10,716	9,106	43,652	37,819
Canada
Product sales	21,576	17,884	74,654	71,946
Services	8,267	7,087	27,781	26,161
Total Canada	29,843	24,971	102,435	98,107
Other Countries
Product sales	739	3	4,310	1,888
Services	3,705	1,167	12,160	4,657
Total other countries	4,444	1,170	16,470	6,545
Total
Product sales	30,591	24,298	113,046	100,447
Services	14,412	10,949	49,511	42,024
Total revenues	$45,003	$35,247	$162,557	$142,471

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net Income (Loss), Adjusted Earnings (Loss) per Diluted Share, Adjusted Gross Profit, Adjusted Gross Margin, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and Net Working Capital (our “non-GAAP financial measures”) are not defined under generally accepted accounting principles (“GAAP”), are not measures of net income (loss), income (loss) from operations, gross profit and gross margin (inclusive of DD&A), cash provided by (used in) operating activities, working capital or any other performance measure derived in accordance with GAAP, and are subject to important limitations. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP. Our non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our financial performance as reported under GAAP, and they should not be considered as alternatives to net income (loss), income (loss) from operations, gross profit, gross margin, cash provided by (used in) operating activities, working capital or any other performance measures derived in accordance with GAAP as measures of operating performance or as alternatives to cash flow from operating activities as measures of our liquidity.

However, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net Income (Loss), Adjusted Earnings (Loss) per Diluted Share, Adjusted Gross Profit, Adjusted Gross Margin, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and Net Working Capital are key metrics that management uses to assess the period-to-period performance of our core business operations or metrics that enable investors to assess our performance from period to period relative to the performance of other companies that are not subject to such factors, or who may provide similar non-GAAP measures in their public disclosures.

The tables below set forth reconciliations of our non-GAAP financial measures to the most directly comparable measures of financial performance calculated under GAAP:

NET WORKING CAPITAL

Net working capital is defined as total current assets, excluding cash and cash equivalents, minus total current liabilities, excluding current maturities of long-term debt. Net working capital excludes cash and cash equivalents and current maturities of long-term debt in order to evaluate the investments in working capital that we believe are required to support our business. We believe that net working capital is useful in analyzing the cash flow and working capital needs of the Company, including determining the efficiencies of our operations and our ability to readily convert assets into cash.

	December 31,	December 31,
	2024	2023
Working capital	$80,151	$71,159
Cash and cash equivalents	(25,880)	(16,720)
Current maturities of long-term debt	2,141	1,812
Net working capital	$56,412	$56,251

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

ADJUSTED GROSS PROFIT AND ADJUSTED GROSS MARGIN

Adjusted gross profit is defined as total revenues minus cost of sales, exclusive of depreciation and amortization expense, which we present as a separate line item in our statement of operations. Adjusted gross margin represents adjusted gross profit as a percentage of total revenues.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Total revenues	$45,003	$35,247	$162,557	$142,471
Total cost of sales, exclusive of depreciation and amortization expense	25,616	22,359	95,096	86,868
Total depreciation and amortization associated with cost of sales	709	604	2,677	2,205
Gross Profit	$18,678	$12,284	$64,784	$53,398
Gross Margin	42%	35%	40%	37%
Exclude total depreciation and amortization associated with cost of sales	(709)	(604)	(2,677)	(2,205)
Adjusted Gross Profit	$19,387	$12,888	$67,461	$55,603
Adjusted Gross Margin	43%	37%	41%	39%

ADJUSTED NET INCOME (LOSS) AND ADJUSTED EARNINGS (LOSS) PER DILUTED SHARE

Adjusted net income (loss) is defined as net income (loss) attributable to NCS Multistage Holdings, Inc. adjusted to exclude certain items which we believe are not reflective of ongoing performance. Adjusted earnings (loss) per diluted share is defined as adjusted net income (loss) divided by our diluted weighted average common shares outstanding during the relevant period.

	Three Months Ended				Year Ended
	December 31, 2024		December 31, 2023		December 31, 2024		December 31, 2023
	Effect on Net Income	Impact on Diluted Earnings Per Share	Effect on Net Income (Loss)	Impact on Diluted Earnings (Loss) Per Share	Effect on Net Income	Impact on Diluted Earnings Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share
Net income (loss) attributable to NCS Multistage Holdings, Inc.	$3,471	$1.32	$39,639	$15.80	$6,593	$2.55	$(3,153)	$(1.27)
Adjustments
Provision for litigation, net of recoveries (a)	—	—	(40,696)	(16.22)	—	—	1,802	0.73
Write-off of constructed asset (b)	—	—	652	0.26	—	—	652	0.26
Realized and unrealized foreign currency (gain) loss (c)	2,095	0.80	(546)	(0.22)	2,774	1.07	(414)	(0.17)
Income tax impact from adjustments (d)	408	0.15	57	0.02	(39)	(0.02)	(141)	(0.06)
Adjusted net income (loss) attributable to NCS Multistage Holdings, Inc.	$5,974	$2.27	$(894)	$(0.36)	$9,328	$3.60	$(1,254)	$(0.51)

__________________

(a)

Represents litigation provision primarily associated with legal matters in Texas and Canada. In the fourth quarter of 2023, we settled a matter in Texas that resulted in the reversal of an accrual from earlier in the year of $40.8 million, with no cash outlay by NCS. For the full year 2023, we paid $1.8 million associated with a patent infringement case, as ordered by the Federal Court of Canada, which remains subject to appeal.

(b)	Represents write-off of a constructed asset which was deemed to have no further service potential in December 2023.
(c)

Represents realized and unrealized foreign currency exchange gains and losses attributable to NCS Multistage Holdings, Inc. primarily due to movement in the foreign currency exchange rates during the applicable periods.

(d)	Represents income tax impacts based on applicable effective tax rates.

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

EBITDA, ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ADJUSTED EBITDA LESS SHARE-BASED COMPENSATION

EBITDA is defined as net income (loss) before interest expense, net, income tax expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items which we believe are not reflective of ongoing operating performance or which, in the case of share-based compensation, is non-cash in nature. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of total revenues. Adjusted EBITDA Less Share-Based Compensation is defined as Adjusted EBITDA minus share-based compensation expense. We believe that Adjusted EBITDA is an important measure that excludes costs that management believes do not reflect our ongoing operating performance, legal proceedings for intellectual property as further described below, and certain costs associated with our capital structure. We believe that Adjusted EBITDA Less Share-Based Compensation presents our financial performance in a manner that is comparable to the presentation provided by many of our peers.

We periodically incur legal costs associated with the assertion of, or defense of, intellectual property, which we exclude from our definition of Adjusted EBITDA and Adjusted EBITDA Less Share-Based Compensation, unless we believe that settlement will occur prior to any material legal spend (included in the table below as “Professional Fees”). Although these costs may recur between periods, depending on legal matters then outstanding or in process, we believe the timing of when these costs are incurred does not typically match the settlement or recoveries associated with such matters, and therefore, can distort our operating results. Similarly, we exclude from Adjusted EBITDA and Adjusted EBITDA Less Share-Based Compensation the one-time settlement or recovery payment associated with these excluded legal matters when realized but would not exclude any go forward royalties or payments, if applicable. We expect to continue to incur these legal costs for current matters under appeal and for any future cases that may go to trial, provided that the amount will vary by period.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net income (loss)	$3,720	$39,849	$8,138	$(3,111)
Income tax (benefit) expense	(606)	55	116	(232)
Interest expense, net	91	139	414	586
Depreciation	1,205	1,055	4,600	3,947
Amortization	214	167	716	669
EBITDA	4,624	41,265	13,984	1,859
Provision for litigation, net of recoveries (a)	—	(40,696)	—	1,802
Write-off of constructed asset (b)	—	652	—	652
Share-based compensation (c)	663	879	2,747	4,164
Professional fees (d)	574	262	1,837	1,548
Foreign currency loss (gain) (e)	2,175	(541)	2,963	(462)
Severance and other termination benefits (f)	—	465	—	1,445
Other (g)	175	243	748	941
Adjusted EBITDA	$8,211	$2,529	$22,279	$11,949
Adjusted EBITDA Margin	18%	7%	14%	8%
Adjusted EBITDA Less Share-Based Compensation	$7,548	$1,650	$19,532	$7,785

(a)

Represents litigation provision primarily associated with legal matters in Texas and Canada. See footnote (a) in the “Adjusted Net Income (Loss) and Adjusted Earnings (Loss) per Diluted Share” table above for more information.

(b)	Represents write-off of a constructed asset which was deemed to have no further service potential in December 2023.
(c)	Represents non-cash compensation charges related to share-based compensation granted to our officers, employees and directors.
(d)

Represents non-capitalizable costs of professional services incurred or reversed in connection with our legal proceedings associated with the assertion of, or defense of, intellectual property as further described above, and transaction costs totaling $0.4 and $0.9 million for the three months and year ended December 31, 2024, respectively, associated with the evaluation of potential strategic transactions.

(e)	Represents realized and unrealized foreign currency exchange gains and losses primarily due to movement in the foreign currency exchange rates during the applicable periods.
(f)

Represents certain expenses associated with consolidations of our tracer diagnostics business operations and Repeat Precision, LLC’s manufacturing operations in Mexico, restructuring of certain U.S. and international operations management and support functions, and the departure of a former executive officer.

(g)	Represents the impact of a research and development subsidy that is included in income tax expense in accordance with GAAP along with other charges and credits.

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

FREE CASH FLOW AND FREE CASH FLOW LESS DISTRIBUTIONS TO NON-CONTROLLING INTEREST

Free cash flow is defined as net cash provided by (used in) operating activities less purchases of property and equipment (inclusive of the purchase and development of software and technology) plus proceeds from sales of property and equipment, as presented in our consolidated statement of cash flows. We define free cash flow less distributions to non-controlling interest as free cash flow less amounts reported in the financing activities section of the statement of cash flows as distributions to non-controlling interest. We believe free cash flow is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures and other investment needs. We believe that free cash flow less distributions to non-controlling interest is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures, other investment needs, and cash distributions to our joint venture partner.

	Year Ended December 31,
	2024	2023
Net cash provided by operating activities	$12,725	$4,774
Purchases of property and equipment	(1,309)	(1,882)
Purchase and development of software and technology	(70)	(310)
Proceeds from sales of property and equipment	592	509
Free cash flow	$11,938	$3,091
Distributions to non-controlling interest	(2,050)	(500)
Free cash flow less distributions to non-controlling interest	$9,888	$2,591